Exhibit 99.1

Isoray Announces Record Third Quarter Fiscal 2019 Financial Results

Record Revenue and Gross Profit

Revenue Increased 22% Year-Over-Year

RICHLAND, WASHINGTON – May 9, 2019 -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the third quarter of fiscal 2019 ended March 31, 2019.

Revenue for the third quarter of fiscal 2019 grew 22% to a record $1.92 million versus $1.57 million in the prior year comparable period. The revenue increase was driven by 30% growth in the company’s core prostate brachytherapy product sales. Prostate brachytherapy represented 88% of total revenue for the third quarter of 2019 compared to 83% in the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancers, including sales of GammaTile™ Therapy to GT Medical Technologies, Inc.

Gross profit as a percentage of revenues increased to a record 45.7% for the three months ended March 31, 2019, versus 38.7% in the prior year comparable period. Third quarter gross profit increased 44% to a record $0.88 million versus $0.61 million in the third quarter of fiscal 2018, largely attributed to increased sales, decreased isotope unit costs, and the company’s continued leverage of its facilities, personnel, and isotope.

Isoray CEO Lori Woods said, “This fiscal third quarter marks our 8th consecutive quarter of double-digit revenue growth. Once again, the key driver of growth this quarter was Isoray’s core prostate brachytherapy business. We continue to see our sales and marketing communications strategies drive increased adoption, awareness, and utilization of Cesium-131 in the treatment of patients battling prostate cancer. At the same time we are focused on expanding market share in our core prostate market, we are continuing to explore additional applications of our proprietary isotope to address difficult to treat cancers throughout the body. We believe this multipronged approach best positions the company to take advantage of every opportunity going forward.”

Total operating expenses in the third quarter were $2.0 million compared to $1.9 million in the prior year comparable quarter. Total research and development expenses decreased 37% versus the prior year comparable quarter. The decrease in total research and development expenses was driven by the significant year over year decline of collaborative research expenses related to GT Medical Technologies ahead of the July 2018 FDA 510(k) clearance of GammaTile Therapy. Sales and marketing expenses decreased 7% versus the prior year comparable quarter. General and administrative expenses increased 40% versus the prior year comparable quarter but declined from the second quarter of fiscal year 2019 ended December 31, 2018. The year over year increase in general and administrative expenses included approximately $80,000 related to the conclusion of an appealed Washington State hazardous substance tax audit, $50,000 accrued based on negotiations with a former consultant, and approximately $130,000 related to the search and hiring of new employees and increased payroll and benefits expenses due to increased headcount versus the prior year comparable period.

The net loss for the three months ended March 31, 2019, was $1.13 million or ($0.02) per basic and diluted share versus a net loss of $1.33 million or ($0.02) per basic and diluted share in the prior year comparable quarter. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.3 million for the three months ended March 31, 2019 versus 55.1 million in the prior year comparable quarter.

For the first nine months of fiscal 2019 ended March 31, 2019, revenue increased 25% to $5.39 million versus $4.32 million in the prior year comparable nine-month period. Prostate brachytherapy represented 88% of total revenue for the first nine months of fiscal 2019 compared to 86% for the first nine months of fiscal 2018. Total operating expenses for the first nine months of fiscal 2019 increased 9% to $6.28 million, versus $5.76 million in the prior year comparable nine-month period. The net loss for the first nine months of fiscal 2019 was $4.05 million, or ($0.06) per basic and diluted share, compared to a net loss of $4.34 million, or ($0.08), per basic and diluted share in the prior year comparable nine-month period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 66.9 million for the nine months ended March 31, 2019, versus 55.1 million in the prior year comparable nine-month period.

Cash, cash equivalents, and certificates of deposit at the end of the third quarter of fiscal 2019 totaled $6.39 million and the company had no debt.

Conference Call Details

The company will hold an earnings conference call today, May 9, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (844) 369-8770. For callers outside the U.S., please dial (862) 298-0840.

The conference call will be simultaneously webcast and can be accessed at https://www.investornetwork.com/event/presentation/47336 by clicking on the link. The webcast will be available until August 9, 2019, following the conference call. A replay of the call will also be available by phone and can be accessed by dialing 877-481-4010 and providing reference number 47336. For callers outside the U.S., please dial 919-882-2331 and provide reference number 47336. The replay will be available beginning approximately 1 hour after the completion of the live event, ending at 4:30 pm Eastern Time on May 16, 2019.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook and follow us on Twitter @Isoray.

Safe Harbor Statement

Statements in this news release about Isoray's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether our new marketing strategy will continue to increase sales, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the positive industry data fueling renewed interest in brachytherapy, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	March 31,	June 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$4,059	$2,600
Short-term investments	2,333	825
Accounts receivable, net	1,116	1,192
Inventory	533	494
Prepaid expenses and other current assets	390	335

Total current assets	8,431	5,446

Property and equipment, net	1,564	1,311
Restricted cash	181	181
Inventory, non-current	243	319
Other assets, net of accumulated amortization	160	198

Total assets	$10,579	$7,455

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,001	$1,391
Accrued protocol expense	117	77
Accrued radioactive waste disposal	65	37
Accrued payroll and related taxes	38	155
Accrued vacation	134	175

Total current liabilities	1,355	1,835
Long-term liabilities:
Asset retirement obligation	613	590

Total liabilities	1,968	2,425
Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 67,338,047 and 56,331,147 shares issued and outstanding	67	56
Additional paid-in capital	91,941	84,322
Accumulated deficit	(83,397)	(79,348)

Total shareholders' equity	8,611	5,030

Total liabilities and shareholders' equity	$10,579	$7,455

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2019	2018	2019	2018

Product sales, net	$1,924	$1,573	$5,390	$4,320
Cost of product sales	1,045	964	3,222	2,915
Gross profit	879	609	2,168	1,405

Operating expenses:
Research and development:
Proprietary research and development	299	317	1,088	914
Collaboration arrangement, net of reimbursement	-	156	45	260
Total research and development	299	473	1,133	1,174
Sales and marketing	645	692	1,996	1,980
General and administrative	1,099	783	3,173	2,610
Gain on equipment disposal	(1)	-	(24)	-
Total operating expenses	2,042	1,948	6,278	5,764

Operating loss	(1,163)	(1,339)	(4,110)	(4,359)

Non-operating income:
Interest income, net	34	7	59	17
Other income	2	-	2	-
Non-operating income, net	36	7	61	17

Net loss	(1,127)	(1,332)	(4,049)	(4,342)
Preferred stock dividends	(3)	(3)	(8)	(8)

Net loss applicable to common shareholders	$(1,130)	$(1,335)	$(4,057)	$(4,350)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.06)	$(0.08)

Weighted average shares used in computing net loss per share:
Basic and diluted	67,333	55,100	66,937	55,058